EXHIBIT 21.1

List of Significant Subsidiaries

NCI Information Systems, Inc., Virginia

Karta Technologies, Inc., Texas

Operational Technologies Services, Inc., Virginia

Scientific and Engineering Solutions, Inc., Maryland

TRS Consulting, Inc., Virginia